FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-192852

American Energy Capital Partners — Energy Recovery Program, LP

Supplement No. 7 dated January 29, 2015 to the Prospectus dated May 8, 2014

The Prospectus for American Energy Capital Partners — Energy Recovery Program, LP, or the Company, consists of this Supplement No. 7, the Prospectus dated May 8, 2014, Supplement No. 1 dated June 18, 2014, Supplement No. 2 dated July 21, 2014, Supplement No. 3 dated August 14, 2014, Supplement No. 4 dated November 14, 2014, Supplement No. 5 dated November 26, 2014 and Supplement No. 6 dated December 24, 2014. This Supplement No. 7 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. The primary purposes of this Supplement No. 7 are to:

Change in Corporate Name.  Effective on January 20, 2015, the Company changed its name to American Energy Capital Partners — Energy Recovery Program, LP. The Company effected the name change by filing of a certificate of amendment to the Company's certificate of limited partnership with the Office of the Secretary of State of the State of Delaware on January 20, 2015. All references to “American Energy Capital Partners, LP'' in the Prospectus, as supplemented, are hereby changed to “American Energy Capital Partners — Energy Recovery Program, LP.''

Change in Auditor.  On January 22, 2015, Grant Thornton LLP, or Grant Thornton, resigned as the Company's independent registered public accounting firm. Grant Thornton's resignation was accepted by the Company's board of directors.

Grant Thornton's audit report on the Company's consolidated financial statements for the period from October 30, 2013 to December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Since the Company's establishment in October 2013 and through the end of the fiscal year ended December 31, 2014 and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its report on the Company's consolidated financial statements, and (ii) there were no ``reportable events'' as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant Thornton with a copy of the foregoing statements and has requested and received from Grant Thornton a letter addressed to the Securities and Exchange Commission stating that Grant Thornton agrees with the above statements.

The Company is presently in discussions to retain Hein & Associates LLP to replace Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Experts.  The following disclosure is hereby inserted as a new section following the section entitled “Experts” on page 167 of the Prospectus.

“Change in Auditor

On January 22, 2015, Grant Thornton LLP, or Grant Thornton, resigned as the Company's independent registered public accounting firm. Grant Thornton's resignation was accepted by the Company's board of directors.

Grant Thornton's audit report on the Company's consolidated financial statements for the period from October 30, 2013 to December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Since the Company's establishment in October 2013 and through the end of the fiscal year ended December 31, 2014 and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to

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the subject matter of the disagreement in its report on the Company's consolidated financial statements, and (ii) there were no “reportable events'' as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant Thornton with a copy of the foregoing statements and has requested and received from Grant Thornton a letter addressed to the Securities and Exchange Commission stating that Grant Thornton agrees with the above statements.

The Company is presently in discussions to retain Hein & Associates LLP to replace Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.''

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